EMBARGO UNTIL 1:30 PDT

BroadVision Contact:

Peter Chu

Investor Relations

(650) 295-0716 x7177

Ir1@broadvision.com

BroadVision Announces Third Quarter 2013 Results

REDWOOD CITY, CA — October 23, 2013 — BroadVision, Inc. (NASDAQ: BVSN), a leading provider of e-business and engagement management solutions,  today reported financial results for its third quarter ended September 30, 2013. Revenues for the third quarter were $4.0 million, compared with revenues of $4.1 million for the second quarter ended June 30, 2013 and $3.6 million for the comparable quarter of 2012.

License revenue for the third quarter of 2013 was $1.3 million, compared with $1.4 million for the prior quarter and $1.3 million for the comparable quarter of 2012. The majority of the third quarter license and subscription revenue was generated from the company's BroadVision® Business Agility Suite™, Commerce Agility Suite™, QuickSilver™, and Clearvale® solutions. Revenue during the quarter was generated from sales to both new and existing customers such as Allpku Management Consultants Ltd., The Barnet Group, Business Networks Europe GmbH, Global Hotel Alliance, Prime Polymer Co., Ltd., Zambon SpA, and several other brand-name global customers.

In the third quarter of 2013, BroadVision posted net loss on a U.S. Generally Accepted Accounting Principles (“GAAP”) basis of $0.8 million, or $0.18 per basic and diluted share, as compared with GAAP net loss of $1.1 million, or $0.23 per basic and diluted share, for the second quarter of 2013 and GAAP net loss of $0.07 million, or $0.01 per basic and diluted share, for the comparable quarter of 2012.

As of September 30, 2013 the Company had $47.7 million of cash and cash equivalents and short-term investments, compared to a combined balance of $49.5 million as of June 30, 2013 and $52.0 million as of September 30, 2012.

"The third quarter marks another milestone for our Clearvale ecosystem with the addition of partners such as SugarCRM and China National Software and Services Co., a leading software provider in China," said Dr. Pehong Chen, President and CEO, BroadVision. "Our investments in hybrid networks, ad-hoc workflow and social analytics are differentiating Clearvale from other offerings in the market.  Clearvale is designed with the needs of both end customers and partners in mind, and we are actively expanding partnerships globally and across verticals such as industrials, financial services, healthcare services and other engagement, knowledge and service-intensive sectors."

Conference Call Information

BroadVision management will host a conference call today, Wednesday, October 23rd, 2013, at 2:00PM Pacific Daylight Time (PDT). The conference call may be accessed by dialing: 1-888-424-8151, with pin code 5569711#. Callers outside North America should call +1-847-585-4422 to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A web replay will also be available following the call on the Company’s website.

About BroadVision

Driving innovation since 1993, BroadVision (NASDAQ: BVSN) is a provider of e-business and engagement management solutions for organizations seeking to transform their communication and collaboration efforts within and outside the enterprise by embedding valuable social behaviors into business relationships and processes.  BroadVision solutions – including the Clearvale enterprise social networking solution – deliver a virtual, mobile, and social platform of engagement for sharing expertise, enhancing business agility, and tracking accountability to deliver clarity in decision-making and improvement in both productivity and business results.  Visit www.BroadVision.com for more details.

#   #   #

BroadVision, Business Agility Suite, Commerce Agility Suite, QuickSilver, and Clearvale are trademarks or registered trademarks of BroadVision, Inc. in the United States and other countries. All other company names, product names, and marks are the property of their respective owners.

Information Concerning Forward-Looking Statements

Information in this release that involves expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which forward-looking statements involve risk and uncertainties. All forward-looking statements included in this release, including statements about expected partnership expansions and the effect of enterprise social networking technologies on enterprises, are based upon information available to BroadVision as of the date of this release, and BroadVision assumes no obligation to update or correct any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from BroadVision's current expectations. Various factors and risks associated with BroadVision's business are discussed in its most recent annual report on Form 10-K and in BroadVision's quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2013	2012
ASSETS	(unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$47,707	$52,281
Other current assets	3,807	5,093
Total current asset	51,514	57,374
Other non-current assets	461	512
Total assets	$51,975	$57,886
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$6,731	$9,042
Other non-current liabilities	884	1,187
Total liabilities	7,615	10,229
Total stockholders' equity	44,360	47,657
Total liabilities and stockholders' equity	$51,975	$57,886

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Software licenses	$1,312	$1,267	$4,301	$3,818
Services	2,652	2,361	7,586	7,234
Total revenues	3,964	3,628	11,887	11,052
Cost of revenues:
Cost of software revenues	55	39	125	73
Cost of services	1,225	1,157	3,459	3,588
Total cost of revenues	1,280	1,196	3,584	3,661
Gross profit	2,684	2,432	8,303	7,391
Operating expenses:
Research and development	1,779	1,558	5,318	4,796
Sales and marketing	1,316	1,264	4,270	4,316
General and administrative	920	908	3,037	3,037
Restructuring charges	-	-	-	12
Total operating expenses	4,015	3,730	12,625	12,161
Operating loss	(1,331)	(1,298)	(4,322)	(4,770)
Other Income, net	544	1,308	314	970
(Loss) income before provision for income taxes	(787)	10	(4,008)	(3,800)
Provision for income taxes	(61)	(76)	(80)	(106)
Net loss	$(848)	$(66)	$(4,088)	$(3,906)
Earnings per share, basic and diluted:
Basic and diluted loss per share	$(0.18)	$(0.01)	$(0.87)	$(0.84)
Shares used in computing:
Weighted average shares-basic and diluted	4,720	4,657	4,703	4,627